UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

HEIDRICK & STRUGGLES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25837	36-2681268
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive, Suite 4900, Chicago, IL	60606-6303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 496-1200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2015, Heidrick & Struggles International, Inc. (the “Company”) and certain foreign subsidiary borrowers of the Company (together with the Company, the “Borrowers”) entered into a Second Amended and Restated Credit Agreement (the “Agreement”), pursuant to which the Borrowers, the lenders and the Administrative Agent (as defined below) amended and restated that certain Credit Agreement, originally dated as of June 22, 2011 and amended and restated as of January 31, 2013 (the “Amended Agreement”). The following institutions participate as lenders (the “Lenders”) under the Agreement: JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), Bank of America, N.A., as Syndication Agent, HSBC Bank USA National Association and SunTrust Bank.

Under the Agreement, the Company is replacing its current credit facility (the “Existing Facility”), which consisted of a revolving line of credit (with an aggregate commitment of up to $75 million) and certain term loans, with a single senior unsecured revolving line of credit (with an aggregate commitment of up to $100 million, which includes a sublimit of $25 million for letters of credit) and a $50 million expansion feature (the “Replacement Facility”). An aggregate of $26.4 million of term loans outstanding under the Existing Facility will remain outstanding as revolving borrowings under the Replacement Facility.

Under the Agreement, borrowings under the Replacement Facility bear interest at the Company’s option at either adjusted LIBOR or an alternate base rate, in each case plus an applicable interest rate margin determined based upon the Company’s leverage ratio from time to time. In addition, the Company will pay fees on the average daily unused amount of the Replacement Facility, based upon the Company’s consolidated leverage ratio from time to time, as well as applicable fees relating to the issuance of letters of credit. The Replacement Facility will mature on June 30, 2020, and borrowings thereunder may be repaid and reborrowed, or the Lenders’ commitments reduced at any time without premium or penalty, subject to customary breakage fees. Other material terms of the Amended Agreement were not amended by the Agreement.

Borrowings under the Replacement Facility may be used for working capital, capital expenditures, Permitted Acquisitions (as defined in the Agreement) and for other general corporate purposes of the Company and its subsidiaries. The obligations under the Replacement Facility are guaranteed by certain of the Company’s subsidiaries.

Some of the Lenders that are parties to the Agreement, including their predecessors and affiliates, have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its subsidiaries, pursuant to which such Lenders have received, and may in the future receive, customary compensation and reimbursement of expenses.

This description of the Agreement is qualified in its entirety by the complete text of the Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

The Company has issued a press release regarding the Agreement, a copy of which is attached to this report as Exhibit 99.1. The information furnished under this Item 7.01 (including Exhibit 99.1) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	The Second Amended and Restated Credit Agreement originally dated as of June 22, 2011, as amended and restated as of January 31, 2013 and as further amended and restated as of June 30, 2015 among Heidrick & Struggles International, Inc., the Foreign Subsidiary Borrowers from time to time parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

99.1	Heidrick & Struggles International, Inc. Press Release dated July 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEIDRICK & STRUGGLES INTERNATIONAL, INC.
(Registrant)

Date: July 1, 2015	By:	/s/ Stephen W. Beard
	Name:	Stephen W. Beard
	Title:	Executive Vice President, General Counsel and Chief Administrative Officer